Exhibit 99.1
PRESS RELEASE
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Tuesday, January 30, 2007

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS
FOURTH QUARTER EARNINGS OF 71 CENTS PER SHARE
     HOUSTON, Texas (January 30, 2007)...Smith International, Inc. (NYSE: SII) today announced fourth quarter net income of $143.0 million, or 71 cents per share on a diluted basis, on revenues of $2.00 billion. The strong performance of the Eastern Hemisphere operations, which posted revenue growth of 40 percent over the prior year period due to the continuing expansion in drilling activity, contributed to the improved financial results. Net earnings for the comparable prior year quarter, which included a one-cent charge associated with a drill bit patent settlement, were $88.6 million, or 44 cents per share, on revenues of $1.53 billion.
     Net income for the third quarter of 2006 totaled $132.9 million, or 66 cents per share, on revenues of $1.91 billion. The sequential revenue improvement was attributable to a 10 percent increase in Eastern Hemisphere business volumes, influenced by growth in West Africa, the Middle East and the Former Soviet Union. Sequential earnings grew five cents per share driven by higher sales of premium fluids in the international offshore market, increased environmental service equipment rentals and strong demand for drill pipe and other tubular products.
     Doug Rock, Chairman and CEO, commented, “Our Eastern Hemisphere operations showed strong sequential and year-over-year revenue and earnings growth in the fourth quarter of 2006, providing momentum for the current year. We believe 2007 will be a solid growth year for Smith and the recent surge in seismic survey sales and exploratory drilling provides further evidence that demand for Smith’s products will continue to expand for years to come. Accordingly, we believe the current Thomson Financial 2007 consensus estimate for Smith’s earnings per share is a reasonable expectation for our performance.”

     M-I SWACO’s fourth quarter revenues totaled $979.5 million, four percent above the third quarter of 2006 and 35 percent higher on a year-over-year basis. The sequential revenue growth was driven by the Eastern Hemisphere operations, influenced by higher offshore revenue volumes in West Africa and the Middle East markets. To a lesser extent, increased demand for environmental waste management services in the Former Soviet Union, the inclusion of a full quarter of revenues associated with the Specialised Petroleum Services acquisition and incremental product pricing also contributed to the period-to-period increase. After excluding the impact of acquisitions, base revenues grew three percent on a sequential quarter basis and were 31 percent above the comparable prior year period.
     Smith Technologies reported fourth quarter revenues of $218.3 million, six percent above the September 2006 period and 30 percent higher than the prior year quarter. The majority of the sequential revenue improvement was generated outside of North America impacted by several factors, including increased diamond and three-cone product penetration in Europe/Africa, higher offshore activity in Asia and the inclusion of a number of large export orders. Excluding the impact of export sales, revenues were two percent above the third quarter’s levels and 31 percent higher than the prior year quarter – comparing favorably to the change in underlying drilling activity.
     Smith Services’ revenues totaled $288.3 million, nine percent higher on a sequential quarter basis and 47 percent above the December 2005 period. Approximately 80 percent of the revenue growth over the September quarter was reported in North America, driven by higher sales of drill pipe and other tubular products and services. Business volumes outside North America grew five percent, as increased demand for remedial product offerings in Latin America and the Middle East markets contributed to the period-to-period growth.
     Wilson reported revenues of $512.9 million, two percent higher on a sequential basis and 16 percent above the prior year period. The revenue growth over the September quarter reflects higher business volumes in the energy sector operations related to new contract awards. The increase in energy sector revenues was partially offset by reduced downstream and industrial sales related to the timing of project spending in the engineering and construction sector.

     Margaret Dorman, Chief Financial Officer, commented, “In the December quarter, we benefited from our significant Eastern Hemisphere exposure and, looking forward, we believe that we’ll continue to profit from a strengthening global business environment – particularly in the offshore markets. Growth in key areas outside of North America helped increase the fourth quarter operating margins in our Oilfield segment to 19.5 percent of revenues, resulting in 30 basis points of sequential margin expansion.”
     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units – M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call. A replay of the conference call will also be available through Tuesday, February 6, 2007, by dialing (706) 645-9291 and entering conference call identification number “5540239”.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.

     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data – Schedule II in this release for the corresponding reconciliations to GAAP financial measures for the periods ended December 31, 2005 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2006	2005	2006

Revenues	$1,998,991	$1,530,440	$1,914,184

Costs and expenses:
Costs of revenues	1,344,549	1,054,456	1,295,971
Selling expenses	266,807	211,502	253,569
General and administrative expenses	77,857	68,890	76,919

Total costs and expenses	1,689,213	1,334,848	1,626,459

Operating income	309,778	195,592	287,725

Interest expense	18,159	12,113	17,287
Interest income	(859)	(549)	(830)

Income before income taxes and minority interests	292,478	184,028	271,268

Income tax provision	94,502	58,799	88,600

Minority interests	54,944	36,640	49,743

Net income	$143,032	$88,589	$132,925

Earnings per share:
Basic	$0.72	$0.44	$0.66

Diluted	$0.71	$0.44	$0.66

Weighted average shares outstanding:
Basic	199,564	200,427	200,009

Diluted	201,381	203,233	201,811

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2006	2005

Revenues	$7,333,559	$5,579,003

Costs and expenses:
Costs of revenues	4,989,288	3,893,865
Selling expenses	969,825	786,668
General and administrative expenses	294,365	227,909

Total costs and expenses	6,253,478	4,908,442

Operating income	1,080,081	670,561

Interest expense	62,967	44,446
Interest income	(2,982)	(1,692)

Income before income taxes and minority interests	1,020,096	627,807

Income tax provision	326,674	202,743

Minority interests	191,416	122,759

Net income	$502,006	$302,305

Earnings per share:
Basic	$2.51	$1.50

Diluted	$2.49	$1.48

Weighted average shares outstanding:
Basic	200,252	201,651

Diluted	202,008	204,522

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005

Current Assets:
Cash and cash equivalents	$80,379	$62,543
Receivables, net	1,592,230	1,200,289
Inventories, net	1,457,371	1,059,992
Other current assets	141,047	114,407

Total current assets	3,271,027	2,437,231

Property, Plant and Equipment, net	887,044	665,389

Goodwill and Other Assets	1,177,404	957,294

Total Assets	$5,335,475	$4,059,914

Current Liabilities:
Short-term borrowings	$287,704	$133,650
Accounts payable	654,215	479,206
Other current liabilities	437,549	320,297

Total current liabilities	1,379,468	933,153

Long-Term Debt	800,928	610,857

Other Long-Term Liabilities	246,028	194,691

Minority Interests	922,114	742,708

Stockholders’ Equity	1,986,937	1,578,505

Total Liabilities and Stockholders’ Equity	$5,335,475	$4,059,914

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005

REVENUE DATA

United States	$921,326	$693,403	$905,002	$3,384,729	$2,520,706
Canada	222,284	217,168	221,953	891,288	713,565

North America	1,143,610	910,571	1,126,955	4,276,017	3,234,271

Latin America	144,804	113,247	139,872	543,844	452,349
Europe/Africa	457,876	322,334	418,845	1,605,559	1,188,038
Middle East/Asia	252,701	184,288	228,512	908,139	704,345

Non-North America	855,381	619,869	787,229	3,057,542	2,344,732

Total	$1,998,991	$1,530,440	$1,914,184	$7,333,559	$5,579,003

SEGMENT DATA

Revenues:
M-I SWACO	$979,520	$726,385	$942,191	$3,573,395	$2,682,511
Smith Technologies	218,270	167,465	205,448	790,131	601,821
Smith Services	288,302	195,547	265,295	1,024,212	694,667

Oilfield Products and Services	1,486,092	1,089,397	1,412,934	5,387,738	3,978,999
Wilson	512,899	441,043	501,250	1,945,821	1,600,004

Total	$1,998,991	$1,530,440	$1,914,184	$7,333,559	$5,579,003

Operating Income:
Oilfield Products and Services	$289,842	$178,897	$270,710	$1,012,295	$625,384
Distribution	28,239	23,187	25,359	101,830	64,714
General corporate	(8,303)	(6,492)	(8,344)	(34,044)	(19,537)

Total	$309,778	$195,592	$287,725	$1,080,081	$670,561

OTHER DATA

Operating Income(a):
Smith ownership interest	$241,869	$150,532	$225,315	$839,992	$515,923
Minority partner ownership interest	67,909	45,060	62,410	240,089	154,638

Total	$309,778	$195,592	$287,725	$1,080,081	$670,561

Depreciation and Amortization(a):
Smith ownership interest	$32,885	$24,053	$28,953	$114,939	$90,596
Minority partner ownership interest	10,562	7,114	9,359	35,445	27,126

Total	$43,447	$31,167	$38,312	$150,384	$117,722

Gross Capital Spending(a):
Smith ownership interest	$78,978	$44,912	$61,015	$224,422	$129,853
Minority partner ownership interest	30,668	17,288	23,844	84,048	47,992

Total	$109,646	$62,200	$84,859	$308,470	$177,845

Net Capital Spending(a) (b):
Smith ownership interest	$69,540	$39,480	$51,879	$191,423	$105,459
Minority partner ownership interest	30,012	16,671	23,138	81,304	45,960

Total	$99,552	$56,151	$75,017	$272,727	$151,419

NOTE (a):	The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.

NOTE (b):	Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE II
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2006	2006	2005	2006	2005

Consolidated Operating Income:
GAAP consolidated operating income	$309,778	$287,725	$195,592	$1,080,081	$670,561
Litigation-related charges(a)	—	—	5,640	—	5,640
Gain on sale of equity interest in Sandvik-Smith and other	—	—	—	—	(6,770)
Hurricane-related costs	—	—	—	—	3,917

Non-GAAP consolidated operating income	$309,778	$287,725	$201,232	$1,080,081	$673,348

Oilfield Operating Income:
GAAP Oilfield operating income	$289,842	$270,710	$178,897	$1,012,295	$625,384
Litigation-related charges(a)	—	—	5,640	—	5,640
Gain on sale of equity interest in Sandvik-Smith and other	—	—	—	—	(6,770)
Hurricane-related costs	—	—	—	—	3,170

Non-GAAP Oilfield operating income	$289,842	$270,710	$184,537	$1,012,295	$627,424

Distribution Operating Income:
GAAP Distribution operating income	$28,239	$25,359	$23,187	$101,830	$64,714
Hurricane-related costs	—	—	—	—	747

Non-GAAP Distribution operating income	$28,239	$25,359	$23,187	$101,830	$65,461

Consolidated Net Income:
GAAP consolidated net income	$143,032	$132,925	$88,589	$502,006	$302,305
Litigation-related charges, net of tax(a)	—	—	3,666	—	3,666
Gain on sale of equity interest in Sandvik-Smith and other	—	—	—	—	(4,401)
Hurricane-related costs	—	—	—	—	1,880
Settlement of U.S. tax audit	—	—	—	(4,348)	—

Non-GAAP consolidated net income	$143,032	$132,925	$92,255	$497,658	$303,450

Diluted Earnings per Share:
GAAP diluted earnings per share	$0.71	$0.66	$0.44	$2.49	$1.48
Litigation-related charges, net of tax(a)	—	—	0.01	—	0.01
Gain on sale of equity interest in Sandvik-Smith and other	—	—	—	—	(0.02)
Hurricane-related costs	—	—	—	—	0.01
Settlement of U.S. tax audit	—	—	—	(0.02)	—

Non-GAAP diluted earnings per share	$0.71	$0.66	$0.45	$2.47	$1.48

NOTE (a):	These amounts are related to the settlement of drill bit patent litigation.